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As filed with the Securities and Exchange Commission on February 24, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PIONEER DRILLING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	74-2088619 (IRS Employer Identification No.)

9310 Broadway, Bldg. 1
San Antonio, Texas 78217
(210) 828-7689
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Wm. Stacy Locke
President and Chief Executive Officer
Pioneer Drilling Company
9310 Broadway, Bldg. 1
San Antonio, Texas 78217
(210) 828-7689
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Ted W. Paris, Esq. Baker Botts L.L.P. 3000 One Shell Plaza Houston, Texas 77002-4995 (713) 229-1234	Charles Strauss, Esq. Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 (713) 651-5151

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $0.10 per share	4,400,000	$6.35	$27,940,000	$3,540

(1)
Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sales prices of the Registrant's Common Stock as reported on the American Stock Exchange on February 17, 2004.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction where such an offer or sale is unlawful.

Subject to completion, dated February 24, 2004

PROSPECTUS

4,400,000 Shares

PIONEER DRILLING COMPANY

Common Stock

        This prospectus covers the offer and sale from time to time of up to 4,400,000 shares of our common stock for the account of the selling shareholders identified in this prospectus beginning on page 10. Sales may be made at market prices prevailing at the time of the sale, prices related to the then-current market price, fixed prices or in privately negotiated transactions or otherwise.

        The selling shareholders acquired the shares of common stock offered by this prospectus directly from us in a private placement. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted to the selling shareholders.

        We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling shareholders.

        Our common stock trades on The American Stock Exchange under the symbol "PDC." On February 23, 2004, the last reported sales price for our common stock was $6.35 per share.

Investment in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

PIONEER DRILLING COMPANY	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	9
NO PROCEEDS TO THE COMPANY	9
SELLING SHAREHOLDERS	10
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	15
EXPERTS	15
WHERE YOU CAN FIND MORE INFORMATION	15

        This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a "shelf" registration process. This means the securities described in this prospectus may be offered and sold using this prospectus from time to time as described in the "Plan of Distribution."

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  You should rely only on the information provided or incorporated by reference in this prospectus or any supplement to this prospectus.

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  We have not authorized any person to provide information or make representations other than that provided in this prospectus.

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  We have not authorized anyone to provide you with different information.

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  This document may only be used where it is legal to sell our common stock.

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  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document, or that any information contained in a document incorporated by reference is accurate as of any date other than the date of that document.

        In this prospectus, except as the context otherwise requires, "Pioneer," "we," "us," "our" and "ours" refers to Pioneer Drilling Company and its subsidiaries.

i

PIONEER DRILLING COMPANY

        Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas exploration and production companies. In addition to our drilling rigs, we provide the drilling crews and most of the ancillary equipment needed to operate our drilling rigs. We have focused our operations in the natural gas production regions of South Texas, East Texas and North Texas. Our company was incorporated in 1979 as the successor to a business that had been operating since 1968. We conduct our operations through our principal operating subsidiary, Pioneer Drilling Services, Ltd.

        Our business strategy is to own and operate a high-quality fleet of land drilling rigs in active drilling markets, and position ourselves to maximize rig utilization and dayrates and to enhance shareholder value. We intend to continue making additions to our drilling fleet, either through acquisitions of businesses or selected assets or through the construction of refurbished drilling rigs.

        Our principal executive offices are located at 9310 Broadway, Bldg. 1, San Antonio, Texas 78217 and our phone number at that address is (210) 828-7689.

RISK FACTORS

        Investment in our shares involves a high degree of risk. You should consider carefully the following risk factors as well as other information in this prospectus and the incorporated documents before making your investment decision. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described below actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Oil and Gas Industry

  We derive all our revenues from companies in the oil and gas exploration and production industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and gas prices.

        As a provider of contract land drilling services, our business depends on the level of drilling activity by oil and gas exploration and production companies operating in the geographic markets where we operate. The oil and gas exploration and production industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities. Oil and gas prices, and market expectations of potential changes in those prices, significantly affect the levels of those activities. Worldwide political, economic and military events have contributed to oil and gas price volatility and are likely to continue to do so in the future. Any prolonged reduction in the overall level of exploration and development activities, whether resulting from changes in oil and gas prices or otherwise, can materially and adversely affect us in many ways by negatively impacting:

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  our revenues, cash flows and profitability;

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  the fair market value of our rig fleet;

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  our ability to maintain or increase our borrowing capacity;

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  our ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital; and

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  our ability to retain skilled rig personnel whom we would need in the event of an upturn in the demand for our services.

        Depending on the market prices of oil and gas, oil and gas exploration and production companies may cancel or curtail their drilling programs, thereby reducing demand for our services. Oil and gas prices have been volatile historically and, we believe, will continue to be so in the future. Many factors beyond our control affect oil and gas prices, including:

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  weather conditions in the United States and elsewhere;

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  economic conditions in the United States and elsewhere;

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  actions by OPEC, the Organization of Petroleum Exporting Countries;

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  political instability in the Middle East and other major oil and gas producing regions;

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  governmental regulations, both domestic and foreign;

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  domestic and foreign tax policy;

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  the pace adopted by foreign governments for the exploration, development and production of their national reserves;

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  the price of foreign imports of oil and gas;

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  the cost of exploring for, producing and delivering oil and gas;

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  the discovery rate of new oil and gas reserves;

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  available pipeline and other oil and gas transportation capacity;

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  the ability of oil and gas companies to raise capital; and

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  the overall supply and demand for oil and gas.

Risks Relating to Our Business

  We have a history of losses.

        We have a history of losses. We incurred net losses of $5.1 million, $0.4 million and $1.6 million in the fiscal years ended March 31, 2003, 2000 and 1999, respectively, and incurred a net loss of $2.2 million for the nine months ended December 31, 2003. Our profitability in the future will depend on many factors, but largely on utilization rates and dayrates for our drilling rigs. Our current utilization rates and dayrates may decline and we may experience losses in the future.

  Our acquisition strategy involves various risks.

        As a key component of our business strategy, we have pursued and intend to continue to pursue acquisitions of complementary assets and businesses. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect our operating results. The success of any completed acquisition will depend in part on our ability to integrate effectively the acquired business into our operations. The process of integrating an acquired business may involve unforeseen difficulties and may require a disproportionate amount of management attention and financial and other resources. Possible future acquisitions may be for purchase prices significantly higher than those we paid for recent acquisitions. We may be unable to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

  We operate in a highly competitive, fragmented industry in which price competition is intense.

        We encounter substantial competition from other drilling contractors. Our primary market areas of South Texas, East Texas and North Texas are highly fragmented and competitive. The fact that drilling rigs are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry.

        The drilling contracts we compete for are usually awarded on the basis of competitive bids. We believe pricing and rig availability are the primary factors our potential customers consider in determining which drilling contractor to select. In addition, we believe the following factors are also important:

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  the type and condition of each of the competing drilling rigs;

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  the mobility and efficiency of the rigs;

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  the quality of service and experience of the rig crews;

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  the safety records of the rigs;

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  the offering of ancillary services; and

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  the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques.

While we must be competitive in our pricing, our competitive strategy generally emphasizes the quality of our equipment, the safety record of our rigs and the quality of service and experience of our rig crews to differentiate us from our competitors. This strategy is less effective as lower demand for drilling services intensifies price competition and makes it more difficult for us to compete on the basis of factors other than price. In all of the markets in which we compete, an over-supply of rigs can cause greater price competition.

        Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition and reduce profitability and make any improvement in demand for drilling rigs short-lived.

  We face competition from many competitors with greater resources.

        Many of our competitors have greater financial, technical and other resources than we do. Their greater capabilities in these areas may enable them to:

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  better withstand industry downturns;

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  compete more effectively on the basis of price and technology;

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  retain skilled rig personnel; and

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  build new rigs or acquire and refurbish existing rigs so as to be able to place rigs into service more quickly than us in periods of high drilling demand.

  Unexpected cost overruns on our turnkey drilling jobs and our footage contracts could adversely affect us.

        We have historically derived a significant portion of our revenues from turnkey drilling contracts and we expect that they will represent a significant component of our future revenues. The occurrence of uninsured or under-insured losses or operating cost overruns on our turnkey jobs could have a material adverse effect on our financial position and results of operations. Under a typical turnkey drilling contract, we agree to drill a well for our customer to a specified depth and under specified conditions for a fixed price. We provide technical expertise and engineering services, as well as most of the equipment and drilling supplies required to drill the well. We often subcontract for related services, such as the provision of casing crews, cementing and well logging. Under typical turnkey drilling arrangements, we do not receive progress payments and are entitled to be paid by our customer only after we have performed the terms of the drilling contract in full. For these reasons, the risk to us under a turnkey drilling contract is substantially greater than for a well drilled on a daywork basis, because we must assume most of the risks associated with drilling operations that the operator generally assumes under a daywork contract, including the risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalations and personnel. Similar to our turnkey contracts, under a footage contract we assume most of the risks associated with drilling operations that the operator generally assumes under a daywork contract. Although we attempt to obtain insurance coverage to reduce certain of the risks inherent in our turnkey and footage drilling operations, adequate coverage may be unavailable in the future and we might have to bear the full cost of such risks, which could have an adverse effect on our financial condition and results of operation.

  Our operations involve operating hazards, which if not insured or indemnified against could adversely affect our results of operations and financial condition.

        Our operations are subject to the many hazards inherent in the contract land drilling business, including the risks of:

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  blowouts;

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  fires and explosions;

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  loss of well control;

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  collapse of the borehole;

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  lost or stuck drill strings; and

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  damage or loss from natural disasters.

        Any of these hazards can result in substantial liabilities or losses to us from, among other things:

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  suspension of drilling operations;

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  damage to, or destruction of, our property and equipment and that of others;

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  personal injury and loss of life;

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  damage to producing or potentially productive oil and gas formations through which we drill; and

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  environmental damage.

        We seek to protect ourselves from some but not all operating hazards through insurance coverage. However, some risks are either not insurable or insurance is available only at rates that we consider uneconomical. Those risks include pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, we attempt to obtain contractual protection against uninsured operating risks from our customers. However, customers who provide contractual indemnification protection may not in all cases maintain adequate insurance to support their indemnification obligations. Our insurance or indemnification arrangements may not adequately protect us against liability or loss from all the hazards of our operations. The occurrence of a significant event that we have not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition. Furthermore, we may be unable to maintain adequate insurance in the future at rates we consider reasonable.

  Our operations are subject to various laws and governmental regulations that may adversely affect our future operations.

        Many aspects of our operations are subject to various federal, state and local laws and governmental regulations, including laws and regulations governing:

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  environmental quality;

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  pollution control;

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  remediation of contamination;

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  preservation of natural resources; and

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  worker safety.

        Our operations are subject to stringent laws and regulations relating to containment, disposal and controlling the discharge of hazardous oilfield waste and other nonhazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. In addition, our operations are often conducted in or near ecologically sensitive areas, such as wetlands, which are subject to special protective measures and which may expose us to additional operating costs and liabilities for accidental discharges of oil, gas, drilling fluids or contaminated water or for noncompliance with other aspects of applicable laws. We are also subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the Environmental Protection Agency "community right-to-know" regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and comparable state statutes require us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens.

        Environmental laws and regulations are complex and subject to frequent change. In some cases, they can impose liability for the entire cost of cleanup on any responsible party without regard to negligence or fault and can impose liability on us for the conduct of others or conditions others have caused, or for our acts that complied with all applicable requirements when we performed them. We may also be exposed to environmental or other liabilities originating from businesses and assets which we purchased from others. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination may require us to make material expenditures or subject us to liabilities that we currently do not anticipate.

        In addition, our business depends on the demand for land drilling services from the oil and gas industry and, therefore, is affected by tax, environmental and other laws relating to the oil and gas industry generally, by changes in those laws and by changes in related administrative regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or those of our customers or otherwise directly or indirectly affect our operations.

  We could be adversely affected if shortages of equipment, supplies or personnel occur.

        From time to time there have been shortages of drilling equipment and supplies during periods of high demand which we believe could reoccur. Shortages could result in increased prices for drilling equipment or supplies that we may be unable to pass on to customers. In addition, during periods of shortages, the delivery times for equipment and supplies can be substantially longer. Any significant delays in our obtaining drilling equipment or supplies could limit drilling operations and jeopardize our relations with customers. In addition, shortages of drilling equipment or supplies could delay and adversely affect our ability to obtain new contracts for our rigs, which could have a material adverse effect on our financial condition and results of operations.

        Our operations require the services of employees having the technical training and experience necessary to obtain the proper operational results. As a result, our operations depend, to a considerable extent, on the continuing availability of such personnel. Shortages of qualified personnel are occurring in our industry. If we should suffer any material loss of personnel to competitors or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate our equipment, our operations could be materially and adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both. The occurrence of either of these events for a significant period of time could have a material and adverse effect on our financial condition and results of operations.

Risk Relating to Our Capitalization and Corporate Documents

  Our largest shareholders and our management control a majority of our common stock, and their interests may conflict with those of our other shareholders.

        As of February 20, 2004, our largest shareholder, WEDGE Energy Services, L.L.C. ("Wedge"), beneficially owned 41.1% of our outstanding common stock, and together with our other largest shareholders and our officers and directors as a group beneficially owned a total of 69.1% of our outstanding common stock. For each shareholder or group of shareholders, beneficial ownership includes shares of our common stock issuable on conversion of our convertible subordinated debentures and on exercise of outstanding stock options held by that shareholder or group of shareholders. The following table shows, as of February 20, 2004, the beneficial ownership of these persons:

Shareholder	Shares	Percent
Wedge	13,508,864	41.1%
Chesapeake Energy Corporation ("Chesapeake")	5,333,333	20.0%
T.L.L. Temple Foundation and Temple Interests, L.P. (collectively, "Temple")	1,999,038	7.5%
Officers and directors as a group	3,157,951	11.1%

        In some circumstances, if Wedge were to act alone or in concert with a small number of these or other shareholders, they would be able to exercise control over our affairs, including the election of our entire board of directors and, subject to the applicable provisions of the Texas Business Corporation Act, the disposition of any matter submitted to a vote of our shareholders. Wedge currently has the right to nominate three persons for election to our board of directors, which as of the date of this prospectus consists of seven members. The interests of Wedge and these other persons with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other shareholders.

  Limited trading volume of our common stock may contribute to its price volatility.

        Our common stock is traded on the American Stock Exchange. During the period from January 1, 2003 through February 19, 2004, the average daily trading volume of our common stock as reported by the American Stock Exchange was 14,022 shares. Even if we achieve a wider dissemination of our common stock as a result of this offering for the accounts of the selling shareholders named in this prospectus, a more active trading market in our common stock may not develop. As a result, relatively small trades may have a significant impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock. As a result, our common stock may be subject to greater price volatility than the stock market as a whole.

        The market price of our common stock has been, and may continue to be, volatile. For example, since the beginning of our 2003 fiscal year, from April 2002 through the date of this prospectus, the trading price of our common stock ranged from $2.60 to $7.30 per share.

        Because of the limited trading market of our common stock and the price volatility of our common stock, you may be unable to sell shares of common stock when you desire or at a price you desire. The inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

  The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets.

        Our largest shareholders, Wedge, Chesapeake and Temple, could sell a substantial number of shares of our common stock in the public market under exemptions afforded to affiliates under

Rule 144 of the Securities Act, under an effective resale registration statement or over the American Stock Exchange. Such sales by our largest shareholders, sales by other securityholders or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

  Under our existing dividend policy, we do not pay dividends on our common stock.

        We have not paid or declared any dividends on our common stock and currently intend to retain any earnings to fund our working capital needs and growth opportunities. Any future dividends will be at the discretion of our board of directors after taking into account various factors it deems relevant, including our financial condition and performance, cash needs, income tax consequences and the restrictions imposed by the Texas Business Corporation Act and other applicable laws and by our credit facilities. Our debt arrangements include provisions that generally prohibit us from paying dividends on our capital stock, including our common stock.

  We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

        Our articles of incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

  Provisions in our organizational documents could delay or prevent a change in control of our company, even if that change would be beneficial to our shareholders.

        The existence of some provisions in our corporate documents could delay or prevent a change in control of our company, even if that change would be beneficial to our shareholders. Our articles of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

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  provisions regulating the ability of our shareholders to bring matters for action at annual meetings of our shareholders;

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  limitations on the ability of our shareholders to call a special meeting and act by written consent;

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  provisions dividing our board of directors into three classes elected for staggered terms; and

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  the authorization given to our board of directors to issue and set the terms of preferred stock.

FORWARD-LOOKING STATEMENTS

        We are including the following discussion to inform you generally of some of the risks and uncertainties that can affect our company and to take advantage of the "safe harbor" protection for forward-looking statements that applicable federal securities law affords.

        This prospectus and the documents incorporated by reference contain forward-looking statements, including statements that include projections and estimates concerning the timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. These forward-looking statements speak only as of the date of this prospectus or the respective dates of the documents incorporated by reference. We disclaim any obligation to update these statements, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

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  general economic and business conditions and industry trends;

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  the continued strength of the contract land drilling industry in the geographic areas where we operate;

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  decisions about onshore exploration and development projects to be made by oil and gas companies;

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  the highly competitive nature of our businesses;

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  our future financial performance, including availability, terms and deployment of capital;

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  the continued availability of qualified personnel; and

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  changes in, or our failure or inability to comply with, government regulations, including those relating to the environment.

        We believe the items we have outlined above are important factors that could cause our actual results to differ materially from those expressed in a forward-looking statement contained or incorporated by reference in this prospectus and any prospectus supplement. We have discussed many of these factors in more detail elsewhere in this prospectus. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this prospectus or the documents incorporated by reference could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises. We advise you that you should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements. Also, please read the "Risk Factors" section of this prospectus.

NO PROCEEDS TO THE COMPANY

        We will not receive any proceeds from sales of shares of common stock by the selling shareholders under this prospectus.

SELLING SHAREHOLDERS

        We are registering for resale 4,400,000 shares of our common stock held by the selling shareholders identified below. The selling shareholders acquired the shares from us in a private placement. The offering of the shares of our common stock to be sold using this prospectus is being registered pursuant to registration rights provisions contained in purchase agreements that we entered into at the time of the private placement with the selling shareholders named in this prospectus. In those agreements, we undertook to file a registration statement with regard to the resale of 4,400,000 shares of our common stock and, subject to certain exceptions, to use commercially reasonable efforts to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under those agreements. We are registering the offering of the shares to permit the selling shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.

        The following table sets forth:

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  the name of the selling shareholders;

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  the number and percent of shares of our common stock that the selling shareholders beneficially owned as of February 20, 2004, before the offering for resale of the shares under this prospectus;

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  the number of shares of our common stock that may be offered for resale for the account of the selling shareholders under this prospectus; and

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  the number and percent of shares of our common stock to be beneficially owned by the selling shareholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling shareholders).

        The number of shares in the column "Number of Shares Offered" represents all of the shares that each selling shareholder may offer under this prospectus. We do not know how long the selling shareholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders listed below. The selling shareholders are not obligated to sell any of the shares of common stock offered by this prospectus. None of the selling shareholders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted below.

        This table is prepared solely based on information supplied to us by the listed selling shareholders, and assumes the sale of all of the shares offered by this prospectus. The applicable percentages of beneficial ownership are based on an aggregate of shares of our common stock issued and outstanding on February 20, 2004, adjusted as may be required by rules of the Securities Exchange Commission, SEC.

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Selling Shareholder			Number of Shares Offered
	Number	Percent		Number	Percent
Trafelet & Company, LLC	400,000	1.5	400,000	—	—
BlackRock Funds, Small Cap Growth Equity Portfolio	400,000	1.5	400,000	—	—
Deutsche Bank AG, London Branch	375,000	1.4	375,000	—	—
Special Situations Cayman Fund L.P.	350,000	1.3	350,000	—	—

Ironman Energy Capital, L.P.	325,000	1.2	325,000	—	—
EagleRock Master Fund(1)	270,000	1.0	270,000	—	—
Richard C. McKenzie, Jr.	225,000	*	225,000	—	—
The Animi Master Fund, Ltd.	200,000	*	200,000	—	—
BBT Fund, L.P.	150,000	*	120,000	—	—
Bonanza Capital, Ltd.	125,000	*	125,000	—	—
State Street Research Global Resources Fund; A Series of the State Street Research Equity Trust(2)	110,300	*	110,300	—	—
Big Cat Energy Partners, L.P.	100,000	*	100,000	—	—
SF Capital Partners Ltd.	100,000	*	100,000	—	—
UBS O'Connor LLC f/b/o O'Connor Global Fundamental Long/Short Ltd.	78,000	*	78,000	—	—
Lonestar Partners, LP	75,000	*	75,000	—	—
Maple Leaf Partners, L.P.	75,000	*	75,000	—	—
Crestview Capital Master, LLC	75,000	*	75,000	—	—
Senvest Master Fund L.P.	55,000	*	55,000	—	—
Senvest International L.L.C.	55,000	*	55,000	—	—
Castle Creek Technology Partners LLC	50,000	*	50,000	—	—
Imperium Master Fund, LP	50,000	*	50,000	—	—
Metropolitan Life Insurance Company Separate Account EN(2)	48,700	*	48,700	—	—
State Street Research Small Cap Energy Fund, LLC(2)	43,600	*	43,600	—	—
Bell South Corporation Master Pension Trust(2)	42,400	*	42,400	—	—
UBS O'Connor LLC f/b/o UBS Global Equity Arbitrage Master Ltd.	42,000	*	42,000	—	—
Raytheon Company Salaried Pension Plan(2)	41,500	*	41,500	—	—
Winton Capital Holdings Ltd.	40,000	*	40,000	—	—
Vertical Ventures, LLC	40,000	*	40,000	—	—
Marathon Resource Partners I, L.P.	39,000	*	39,000	—	—
State Street Research Energy & Natural Resources Hedge Fund, LLC(2)	38,300	*	38,300	—	—
Telion Fund I, LP	35,000	*	35,000	—	—
Cara Castle Partners	30,000	*	30,000	—	—
Concentrated Alpha Partners, L.P.	30,000	*	30,000	—	—
Nader Tavakoli	30,000	*	30,000	—	—
UBS O'Connor LLC f/b/o O'Connor PIPES Corporate Strategies Master Ltd.	30,000	*	30,000	—	—
AS Capital Partners, LLC	25,000	*	25,000	—	—
Westpark Capital, L.P.	25,000	*	25,000	—	—
Treaty Oak Master Fund	25,000	*	25,000	—	—
3 Notch Capital Partners, L.P.	20,000	*	20,000	—	—
OXA Trade & Finance, Ltd.	20,000	*	20,000	—	—
Ridgecrest Partners Q.P. LP(4)	15,500	*	15,500	—	—
Silver Oak Investments, Inc.	15,000	*	15,000	—	—
Marathon International Master Fund L.P.	11,000	*	11,000	—	—
Raytheon Company Combined DB/DC Master Trust(2)	10,400	*	10,400	—	—
Clarion Offshore Fund, LTD.(3)	10,000	*	10,000	—	—

Clarion Partners, L.P.(3)	10,000	*	10,000	—	—
RHP Master Fund, Ltd.	10,000	*	10,000	—	—
State Street Research Managed Assets(2)	8,600	*	8,600	—	—
Robert D. Long	7,500	*	7,500	—	—
Market Street Real Asset Fund(2)	6,200	*	6,200	—	—
Turnberry Asset	5,000	*	5,000	—	—
Michael Targoff	5,000	*	5,000	—	—
Steven Siegfried and Linda Siegfried JT WROS	5,000	*	5,000	—	—
Allied Funding, Inc.	5,000	*	5,000	—	—
Catalyst Partners LP(4)	4,900	*	4,900	—	—
Catalyst International(4)	4,600	*	4,600	—	—
Ridgecrest Partners LTD(4)	4,300	*	4,300	—	—
Joseph C. Verga	2,500	*	2,500	—	—
Ridgecrest Partners L.P.(4)	700	*	700	—	—

*
Less than 1%

(1)
Mariel Capital Management, L.L.C. is the agent and attorney-in-fact for EagleRock Master Fund. EagleRock Master Fund holds the shares for the account of EagleRock Capital Partners, L.P. and EagleRock Capital Partners (QP), L.P., of which Mariel Capital Management, L.L.C. is the general partner. Mariel Capital Management, L.L.C. receives an allocation of net profits from and owns a partnership interest in EagleRock Capital Partners, L.P. and EagleRock Capital Partners (QP), L.P. Nader Tavakoli reports the shares held indirectly by Mariel Capital Management, L.L.C. because, as the managing member of Mariel Capital Management, L.L.C. at the time of purchase, Mr. Tavakoli controlled the disposition and voting of the securities. Additionally, Mr. Tavakoli owns a limited partnership interest in EagleRock Capital Partners, L.P. and EagleRock Capital Partners (QP), L.P. Both Mariel Capital Management, L.L.C. and Mr. Tavakoli disclaim beneficial ownership of all such shares.

(2)
State Street Research Investment Services, Inc. ("SSRIS") is a subsidiary of State Street Research Management Company, One Financial Center, Boston, MA 02111 ("SSRM"), is a registered broker-dealer and is a NASD member. SSRIS is a limited purpose broker-dealer engaged primarily in the distribution of securities of registered investment companies managed by SSRM. SSRM is the investment advisor to the selling shareholder. SSRM may be deemed to beneficial owner of securities owned by the funds and/or accounts that it manages. However, SSRM disclaims beneficial ownership of all such shares.

(3)
Power to vote or dispose of the shares beneficially owned by Clarion Offshore Fund, Ltd. is held by Morton A. Cohen as investment manager. Power to vote or dispose of the shares beneficially owned by Clarion Partners, L.P. is held by Mr. Cohen as general partner.

(4)
Ridgecrest Investment Management, LLC is the investment advisor for the following selling shareholders: Catalyst International LTD, Catalyst Partners LP, Ridgecrest Partners L.P., Ridgecrest Partners LTD and Ridgecrest Partners Q.P. LP. David May and Sanford Prater are general partners of Ridgecrest Partners LP and Ridgecrest Partners, QP, LP.

PLAN OF DISTRIBUTION

        The selling shareholders may sell the shares at any time and from time to time in one or more transactions at:

  •
  fixed prices,

  •
  market prices at the time of sale,

  •
  prices related to market prices at the time of sale,

  •
  varying prices and terms determined at the time of sale, or

  •
  negotiated prices.

        The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling shareholders may effect these transactions by selling the shares to or through broker-dealers. Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales. The shares may be sold in one or more of the following types of transactions:

  •
  block trades in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction,

  •
  purchases by a broker-dealer as principal and resales by the broker-dealer for its account under this prospectus,

  •
  an exchange distribution in accordance with the rules of the exchange,

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers,

  •
  privately negotiated transactions between the selling shareholders and purchasers, without a broker-dealer, and

  •
  a combination of any of the above transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific or additional plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

  •
  the name of the selling shareholder and the participating broker-dealer,

  •
  the number of shares involved,

  •
  the price at which the shares were sold,

  •
  the commissions paid or discounts or concessions allowed to the broker-dealer, where applicable,

  •
  that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, and

  •
  any other facts material to the transaction.

        If a selling shareholder notifies us that a donee, pledgee or other transferee of the selling shareholder intends to sell more than 500 shares, we will file a post-effective amendment to the registration statement of which this prospectus forms a part. If a selling shareholder notifies us of any material change with respect to the plan of distribution of the shares described herein, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

        The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares. In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out their short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

        Broker-dealers or agents may receive compensation from selling shareholders in the form of commissions, discounts or concessions. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer's compensation will be negotiated in connection with the sale and may exceed the broker-dealer's customary commissions. Broker-dealers, agents or the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

        Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

        The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareholders.

        The shares will be sold only through registered or licensed brokers or dealers if so required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. The selling shareholders are not required to sell any of the shares of common stock offered by this prospectus.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and we have informed them of the requirement to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        We will bear all costs, expenses and fees associated with the registration of the shares. The selling shareholders will bear all fees and expenses, if any, of counsel or other advisors to the selling shareholders and all commissions, brokerage fees and discounts, if any, associated with the sale of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in sales of the shares against specified liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify certain persons, including us and broker-dealers and agents, and we have agreed to indemnify the selling shareholders against specified liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

        We originally issued the shares of common stock offered by this prospectus to the selling shareholders under an exemption from the registration requirements of the Securities Act. We agreed to register the shares under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earliest of:

  •
  two years after the effective date of the registration statement, or

  •
  the date on which the shares become eligible for resale by non-affiliates by reason of Rule 144(k) of the Securities Act or any other rule of similar effect.

        The term "selling shareholders" also includes persons who obtain shares of our common stock covered by the prospectus from a selling shareholder as a gift, on foreclosure of a pledge or in another private transaction.

LEGAL MATTERS

        Baker Botts L.L.P., Houston, Texas, will pass on certain legal matters for us in connection with the common stock offered by this prospectus.

EXPERTS

        The consolidated financial statements of Pioneer Drilling Company and subsidiaries as of March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003 included in the Annual Report on Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 233 Broadway, New York, New York 10279. You may obtain further information regarding the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public at the SEC's website located at http://www.sec.gov. You also may obtain our SEC filings from our website at http://www.pioneerdrlg.com. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        This prospectus is part of a registration statement we filed with the SEC relating to the resale of our common stock. This prospectus does not contain all of the information we have included in the registration statement and accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions. The registration statement, exhibits and schedules are available at the SEC's public reference room and through its Web site.

        The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the offering covered by this prospectus (excluding any information furnished under Item 9 or Item 12 of any current report on Form 8-K and excluding any exhibit filed or furnished with respect to such Items, unless the information or exhibit is specifically incorporated by reference into this prospectus or any prospectus supplement). Our SEC file number is 001-08182. As of the date of this prospectus, we incorporate by reference the following documents:

  •
  Annual Report on Form 10-K for the year ended March 31, 2003;

  •
  Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2003;

  •
  Current Reports on Form 8-K filed on April 9 and July 31, 2003;

  •
  the description of our common stock contained in our registration statement on Form 8-A/A filed on February 19, 2004, including any amendment or report filed for the purpose of updating such description; and

  •
  all filings under the Securities Exchange Act of 1934 after the date of the original registration statement and prior to effectiveness of the registration statement (excluding any information furnished under Item 9 or Item 12 of any current report on Form 8-K and excluding any exhibit filed or furnished with respect to such Items, unless the information or exhibit is specifically incorporated by reference into this prospectus or any prospectus supplement).

        You may request a copy of these filings (other than an exhibit to those filings, unless we have specifically incorporated that exhibit by reference in the filing), at no cost, by writing to or telephoning us at the following address:

Pioneer Drilling Company
9310 Broadway, Bldg. 1
San Antonio, Texas 78217
Attention: Corporate Secretary
Telephone: (210) 828-7689

4,400,000 Shares

PIONEER DRILLING COMPANY

Common Stock

Prospectus

            , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses payable by the Registrant in connection with the sale of common stock being registered. The selling shareholders will not bear any portion of such expenses. All the amounts shown are estimates except for the registration fee.

SEC Registration Fee	$3,540
Legal fees and expenses	20,000
Printer fees	5,000
Accounting fees and expenses	15,000
Miscellaneous	6,460

Total	$50,000

Item 15. Indemnification of Officers and Directors.

        Pioneer Drilling Company's articles of incorporation provide that a director will not be liable to the corporation or its shareholders for monetary damages for an act or omission in such director's capacity as director, except in the case of (1) breach of such director's duty of loyalty to the corporation or its shareholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (4) an act or omission for which the liability of a director is expressly provided for by statute. Pioneer Drilling Company's bylaws provide that the corporation will indemnify, and advance expenses to, any executive officer or director to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act (the "TBCA").

        Under the Article 2.02-1 of the TBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys' fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, in situations involving actions not brought by or in the right of the corporation, the TBCA permits indemnification for expenses (including attorneys' fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. In cases involving actions brought by or in the right of the corporation, the TBCA permits indemnification for expenses (including attorneys' fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the court or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

        Under an insurance policy maintained by Pioneer Drilling Company, the directors and executive officers of the corporation are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers.

        This discussion of Article 2.02-1 of the Texas Business Corporation Act, our articles of incorporation and our bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the statute, our articles of incorporation and our bylaws.

Item 16. Exhibits.

Exhibit Number	Description of Document
4.1	Form of Purchase Agreement dated February 13, 2004 between Pioneer Drilling Company and the several purchasers.
5.1	Opinion of Baker Botts L.L.P.
23.1	Consent of KPMG LLP.
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages of this registration statement).

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on February 20, 2004.

PIONEER DRILLING COMPANY
By:	/s/ WM. STACY LOCKE Wm. Stacy Locke President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wm. Stacy Locke and William D. Hibbetts, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 20, 2004.

Signature	Title

/s/ WM. STACY LOCKE Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ WILLIAM D. HIBBETTS William D. Hibbetts	Senior Vice President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)
/s/ MICHAEL E. LITTLE Michael E. Little	Chairman of the Board of Directors
/s/ C. JOHN THOMPSON C. John Thompson	Director

/s/ JAMES M. TIDWELL James M. Tidwell	Director
/s/ WILLIAM H. WHITE William H. White	Director
/s/ DEAN A. BURKHARDT Dean A. Burkhardt	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1	Form of Purchase Agreement dated February 13, 2004 between Pioneer Drilling Company and the several purchasers.
5.1	Opinion of Baker Botts L.L.P.
23.1	Consent of KPMG LLP.
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages of this registration statement).

QuickLinks

TABLE OF CONTENTS
PIONEER DRILLING COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
NO PROCEEDS TO THE COMPANY
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS